Exhibit 99.1

Encorium Reports 2007 Fourth Quarter

and Full Year Financial Results

Company to Hold Conference Call at 11:00 AM ET Tomorrow

Financial and Business Highlights

•	Fourth quarter net revenues of $8.3 million versus $6.1 million for the comparable prior year quarter, an increase of $2.2 million, or 36.1%;

•	Net loss of $732,000 for the fourth quarter 2007 includes $500,000 of non-cash amortization charges from the business combination with Remedium;

•	Net revenues of $31.7 million for the year ended December 31, 2007 versus $15.3 million for the prior year, an increase of $16.4 million, or 107%;

•

Encorium Europe, acquired through the business combination with Remedium on November 1, 2006, reported $20.1 million of net revenues for 2007 versus pro forma net revenues of $12.6 million for 2006, an increase of $7.5 million, or 60%;

•	Net loss of $2.8 million for 2007 includes $2.0 million of non-cash amortization charges from the business combination with Remedium and $600 thousand of depreciation expense;

•	Company generated positive cash flow from operating activities for 2007 of approximately $650,000;

•	Company finishes the year with cash on hand in the amount of $9.1 million versus $5.5 million for 2006.

WAYNE, PA, March 25, 2008 — Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational clinical research organization (CRO) conducting studies in over 30 countries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for the fourth quarter and year ended December 31, 2007. These financial results include twelve months in 2007 of combined operations following the November 1, 2006 closing of Encorium’s business combination with Remedium Oy, a privately owned, full-service CRO based in Espoo, Finland.

Kai Lindevall, M.D., Ph.D., Chief Executive Officer of Encorium stated, “We feel we have the management in place and the operational leverage to make significant strides in our efforts to secure new business. We began to see the positive results of these changes in the first quarter of 2008 through the recent signing of $2.5 million in new business contracts. These signings are over a wide array of therapeutic areas and have included many different services that will be provided to our clients. We were also pleased to have generated positive cash flow from operating activities during 2007 since this is an important measure of our operational success. We have a number of initiatives planned with the goal of further improvements in our operating margins while continuing to generate operational cash flow. Our goal in 2008 is to grow our top line, become consistently profitable and build our operational capabilities so that we can achieve growth without significant increases in fixed costs.”

Kenneth M. Borow, M.D., President and Chief Medical and Strategic Development Officer, stated, “We continue to evaluate a variety of acquisition possibilities and are focusing on companies and areas that would enhance Encorium’s existing geographic footprint and therapeutic area capabilities. We remain focused on expanding into emerging clinical trial markets outside North America and Europe as well as broadening our capabilities within targeted sectors such as oncology, endocrinology, and medical devices.”

2007 Fourth Quarter Financial Results

Net revenue for the fourth quarter of 2007 increased to $8.3 million from $6.1 million in the comparable prior year period. Net revenues for the Company’s European operations were $6.1 million, while the Company’s North American operations reported $2.2 million in net revenues. Higher year-over-year net revenues for the fourth quarter of 2007 were due to the business combination with Remedium, which was completed on November 1, 2006.

Direct expenses for the quarter ended December 31, 2007 were $5.4 million, or 65% of net revenues, versus $3.9 million, or 64% of net revenues, for the comparable prior year period.

Selling, general, and administrative expenses (SG&A) were $3.2 million, or 38.6% of net revenue, for the three months ended December 31, 2007, as compared to $2.8 million, or 45.9% of net revenue, for the three months ended December 31, 2006. This decrease in SG&A expenses as a percentage of revenue was principally due to the 36.1% increase in revenues for the fourth quarter of 2007 compared with the comparable prior year period.

Depreciation and amortization expense increased to $745,000 due to $500,000 of non-cash amortization expense related to the business combination with Remedium.

The Company reported a net loss for the fourth quarter of 2007 of $732,000, or $0.04 per diluted share, based on 20.4 million common shares outstanding, compared to net loss for the fourth quarter of 2006 of $1.0 million, or $0.07 per diluted share, based on 14.0 million common shares outstanding.

2007 Year End Financial Results

Net revenue for the twelve months ended December 31, 2007 increased to $31.7 million versus $15.3 million for the same period in 2006. This increase in net revenue is due to the business combination with Remedium. Net revenues for 2007 in North America totaled $11.6 million and $20.1 million in Europe.

Direct expenses were $20.2 million, or 64% of net revenue, for the twelve months ended December 31, 2007 versus $9.7 million, or 63% of net revenue, for the twelve months ended December 31, 2006. SG&A expenses for the twelve months ended December 31, 2007 were $12.4 million, or 39% of net revenue, compared to $5.7 million, or 37% of net revenue, for the prior twelve-month period.

Depreciation and amortization expense increased to $2.6 million due to $2.0 million of non-cash amortization expense related to the business combination with Remedium.

The Company reported a net loss for the twelve months ended December 31, 2007 of $2.8 million, or $0.14 per share, based on common shares outstanding of 19.2 million, versus a net loss of $494 thousand, or $0.04 per share, based on 14.0 million shares outstanding for the comparable twelve-month period in 2006.

Financial Position

Encorium’s balance sheet at December 31, 2007 reflected cash and cash equivalents of $9.1 million, compared to $5.5 million at December 31, 2006, and shareholders’ equity of $24.1 million, compared to $17.3 million at December 31, 2006.

Management Outlook

The Company expects full year net revenue for 2008 to be in the range of $35 to $38 million, an increase of 10% to 20% over 2007 net revenues. In addition, the earnings charge related to the amortization of intangibles from the Remedium acquisition will decrease to $834,000 in 2008 versus $2 million in 2007, or approximately $1.2 million. Backlog for the period ended December 31, 2007 was approximately $38.7 million versus approximately $42.5 million as of December 31, 2006, a decrease of $3.8 million, although the Company expects late first quarter and second quarter new business signings will be significant.

Investor Conference Call

Encorium will hold a conference call on March 26, 2008 at 11:00 AM (ET) to discuss these results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029. Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.encorium.com, or by clicking the following link:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30419&c=ENCO&mediakey=8D0CCC8056BF006AC8E8CDD8B7D1D4A1&e=0

Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization that is a leader in the design and management of complex clinical trials and patient registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, endocrinology/metabolism, diabetes, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected; (xii) our ability to successfully integrate the businesses of Encorium and Remedium Oy which we acquired on November 1, 2006; and (xiii) ability of the combined businesses to operate successfully, generate revenue growth and operating profits. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:

Encorium Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		aprior@equityny.com
(610) 975-9533		www.theequitygroup.com
lhoffman@encorium.com www.encorium.com

ENCORIUM GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenue	$8,318,983	$6,080,124	$31,650,082	$15,325,822
Reimbursement revenue	1,603,594	883,928	5,151,483	2,358,691

Total Revenue	9,922,577	6,964,052	36,801,565	17,684,513

Operating Expenses
Direct	5,409,385	3,911,645	20,241,921	9,652,920
Reimbursement out-of-pocket expenses	1,603,594	883,928	5,151,483	2,358,691
Selling, general and administrative	3,212,897	2,796,868	12,366,095	5,731,388
Depreciation and amortization	745,375	437,106	2,610,505	699,286

Total Operating Expenses	10,971,251	8,029,547	40,370,004	18,442,285

Loss from Operations	(1,048,674)	(1,065,495)	(3,568,439)	(757,772)

Interest Income	83,291	60,909	296,884	293,061
Interest Expense	6,912	(6,482)	(12,143)	(10,883)

Net Interest Income	90,203	54,427	284,741	282,178

Net Loss before Income Taxes	(958,471)	(1,011,068)	(3,283,698)	(475,594)

Income Tax (Benefit) Provision	(226,308)	18,817	(532,271)	18,817

Net Loss	$(732,163)	$(1,029,885)	$(2,751,427)	$(494,411)

Net Loss per Common Share
Basic	$(0.04)	$(0.07)	$(0.14)	$(0.04)
Diluted	$(0.04)	$(0.07)	$(0.14)	$(0.04)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	20,355,437	13,990,321	19,167,022	13,990,321
Diluted	20,355,437	13,990,321	19,167,022	13,990,321

ENCORIUM GROUP, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$9,109,456	$5,533,093
Investigator advances	551,697	1,299,682
Accounts receivable, less allowance of $97,000 for December 31, 2007 and 2006, respectively	4,824,795	6,583,393
Prepaid expenses and other	867,651	562,940
Prepaid taxes	4,031	2,375
Costs and estimated earnings in excess of related billings on uncompleted contracts	994,777	1,430,045

Total Current Assets	16,352,407	15,411,528

Property and Equipment, Net	1,293,616	1,048,219

Intangible Assets
Goodwill	15,388,299	15,372,540
Other intangibles, Net	4,204,825	6,197,584

Other assets	291,148	267,179

Total Assets	$37,530,295	$38,297,050

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,366,905	$1,392,260
Accrued expenses	3,696,404	3,111,614
Accrued acquisition costs	0	5,714,780
Deferred taxes	316,675	623,972
Obligations under capital leases	29,688	29,205
Billings in excess of related costs and estimated earnings on uncompleted contracts	3,329,869	3,673,435
Customer advances	3,244,834	4,774,112

Total Current Liabilities	11,984,375	19,319,378

Long Term Liabilities
Obligations under capital leases	117,723	7,790
Deferred taxes	876,308	1,093,254
Other liabilities	446,253	574,795

Total Long Term Liabilities	1,440,284	1,675,839

Total Liabilities	13,424,659	20,995,217

Stockholders’ Equity
Common stock, $.001 par value 35,000,000 shares authorized, 20,834,004 and 17,498,575 shares issued and outstanding respectively	20,834	17,499
Additional paid-in capital	32,154,227	23,720,213
Additional paid-in capital warrants	905,699	—
Accumulated deficit	(8,663,954)	(5,912,527)
Accumulated other comprehensive income	387,054	174,872

Less:	24,803,860	18,000,057
Treasury stock, at cost, 230,864 shares	(698,224)	(698,224)

Total Stockholders’ Equity	24,105,636	17,301,833

Total Liabilities and Stockholders’ Equity	$37,530,295	$38,297,050